EXHIBIT 99.1

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Contact:	Richard A. Lechleiter Executive Vice President and Chief Financial Officer (502) 596-7734

KINDRED HEALTHCARE PROVIDES GUIDANCE ON POTENTIAL IMPACT OF

PROPOSED MEDICARE PAYMENT CHANGES FOR

LONG-TERM ACUTE CARE HOSPITALS

LOUISVILLE, Ky. (January 26, 2006) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today provided guidance on the potential impact of the recently announced proposed regulatory changes regarding Medicare reimbursement for long-term acute care (“LTAC”) hospitals issued by the Centers for Medicare and Medicaid Services (“CMS”). Based upon the Company’s historical Medicare patient volumes, the Company expects that the proposed rule would reduce Medicare revenues to the Company’s hospitals associated with short stay outliers and high cost outliers between $115 million and $120 million on an annual basis. This estimate does not include the negative impact resulting from the elimination of the annual market basket adjustment to the Medicare payment rates that also is contained in the proposed rule. The annual market basket adjustment has typically ranged between 3% and 4%, or approximately $25 million to $30 million annually. The proposed rule would be effective for discharges occurring on or after July 1, 2006 through June 30, 2007. The proposed rule is subject to a 60-day public comment period, and as such, is subject to change.

Paul J. Diaz, President and Chief Executive Officer of the Company, commented “We are disappointed that CMS has taken a short sighted view by reducing payment rates to address perceived problems in the growth of LTAC hospitals and appropriate patient placement. In particular, CMS’s proposed policy changes to the short stay outlier payments make the erroneous assumption that certain LTAC hospital patients whose length of stay is shorter than average are similar to patients treated in short-term acute care hospitals. To the contrary, even shorter stay LTAC patients are medically complex and require extensive medical services. Over the last two years, we have strongly advocated that CMS develop certification criteria to ensure that only the most medically complex patients are treated in LTAC hospitals and that facilities defined as LTAC hospitals have the resources and capabilities to treat those patients. Revised LTAC hospital certification criteria, in combination with enforcement of existing rules, is a more rational way to address LTAC hospital policy issues than payment cuts.”

Mr. Diaz further stated, “We intend to work with CMS in consultation with our trade associations and other advocacy groups during the 60-day public comment period to demonstrate the significant negative impact that the proposed rule would have on CMS’s goal of ensuring that Medicare beneficiaries who need long-term acute care hospital services receive high quality care in the most appropriate setting. Over the next several weeks, we also will continue to evaluate the impact that the proposed rule could have on our hospital operations and our hospital development activities. Depending on the final rule from CMS, we will evaluate our operational alternatives to mitigate the impact of these potential reimbursement cuts.”

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to obtain lender commitments to increase its credit capacity; (b) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas, Inc. (NYSE: VTR); (c) the Company’s ability to meet its rental and debt service obligations; (d) adverse developments with respect to the Company’s results of operations or liquidity; (e) the Company’s ability to attract and retain key executives and other healthcare personnel; (f) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (g) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (h) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, and changes arising from the Medicare prospective payment system for long-term acute care hospitals and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and potential changes in nursing center Medicare reimbursement resulting from revised resource utilization grouping payments; (i) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (j) the Company’s ability to control costs, including labor and employee benefit costs; (k) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (l) the Company’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (m) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (n) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (o) the Company’s ability to successfully dispose of unprofitable facilities; and (p) the Company’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Kindred Healthcare, Inc. through its subsidiaries operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.